Exhibit 99.1

news release

Executive Offices 1 Parkway N. Blvd. Suite 100 Deerfield, IL 60015	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Victoria J. Reich Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS INC. REPORTS

PRELIMINARY FIRST QUARTER RESULTS FOR 2008

DEERFIELD, Ill., April 17, 2008 — United Stationers Inc. (NASDAQ:USTR) today reported preliminary sales and earnings per share for the three months ended March 31, 2008.  Earnings per share for the first quarter of 2008 are expected to be in the range of $0.85 to $0.90 versus $0.90 in the year-ago quarter.  Adjusted for a previously reported restructuring charge of $0.03 per share, first quarter 2007 earnings per share were $0.93.  The weakness reflects lower sales in certain product categories and customer channels.  Also, supplier allowances earned in the quarter were negatively impacted by lower inventory purchase volume as well as a shift to product categories with lower rebates.

Economy, Timing of Holidays Expected to Negatively Affect First Quarter Results

Sales for the first quarter are expected to be approximately $1.25 billion, up 5% compared with $1.19 billion a year ago.  The acquisition of ORS Nasco in December 2007 added approximately $74 million to 2008 first quarter sales.  Excluding ORS Nasco, sales were down approximately 1% to $1.18 billion.  Sales were strong in the janitorial and breakroom category, up approximately 15%.  This helped offset a 5% combined sales decline in office supplies, technology products, and office furniture due primarily to a significant decline in national account sales.  The sales slowdown occurred mostly in March and reflected weakness in the economy and the timing of the Easter holiday, which fell in the first quarter of this year versus the second quarter in 2007.  Sales to date in April have improved from March levels.

Gross margin for the quarter is expected to be approximately 14.7%, compared with 15.1% in the year-ago quarter. Gross margin remained under pressure, with the weak economy contributing to an unfavorable product mix.  Lower sales in office supplies, technology products and office furniture — and additional inventory reductions related to improved inventory efficiency and the declining sales trends — resulted in significantly lower purchase volumes.  As a result, volume-related allowances earned from the company’s suppliers for the first quarter were down substantially.

Operating expenses as a percent of sales are expected to be approximately 11.2%, compared with 10.8% in the first quarter of 2007, which included the previously reported restructuring charge of $1.4 million or 0.1% of sales.  This increase in the operating expense ratio is primarily due to lower sales volume and the higher cost structure at ORS Nasco.

As a result of these factors, the company expects reported EPS for the first quarter to be in the range of $0.85 to $0.90 per share, compared with an adjusted $0.93 per share last year, as noted above.  The EPS range referenced above for the first quarter of 2008 includes accretion attributable to ORS Nasco of approximately $0.04.

Net cash provided by operating activities is expected to reach $45 to $50 million for the quarter, after adding back the year-over-year decrease in accounts receivable sold of $63 million.

2008 Outlook

“The first quarter, specifically March, presented a very challenging market,” said Richard W. Gochnauer, president and chief executive officer of United Stationers.  “As a result, we have stepped up our efforts to deliver new growth initiatives, implement additional cost reductions and address margin pressure to offset the impacts of soft sales and a less favorable mix.  We also see opportunities to further improve our industrial and janitorial/breakroom categories, which are performing in line with our expectations.

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“Our continued focus on working capital management is enabling us to deliver strong cash flow and maintain a solid balance sheet,” Gochnauer added.  “Our first quarter cash flow performance is expected to be strong, and we repurchased $68 million of stock.  We are confident that our business strategy remains sound and are optimistic about our long-term prospects.”

The first quarter results included here are preliminary and final results may change, subject to management and independent auditors completing their quarterly closing review.

Earnings Release and Conference Call

United Stationers Inc. will report final first quarter results on Thursday, May 1, 2008, at close of market.  In connection with the earnings release, United Stationers will host a conference call, which will also be broadcast over the Internet on Friday, May 2, 2008 beginning at 10:00 a.m. Central Time.  The press release containing the full text of the earnings announcement and accompanying financial tables, along with other information relating to the call, will be available on the Investor Information section of United Stationers’ Web site, www.unitedstationers.com.

To participate, callers within the U.S. and Canada should dial (866) 356-4123 and International callers should dial (617) 597-5393 approximately ten minutes before the time of the presentation.  The passcode is “36624438”.  To listen to the webcast via the Internet, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com at least 15 minutes prior to the event’s broadcast.  Then, follow the instructions provided to assure that the necessary audio application is downloaded and installed.  Windows Media Player is required to listen to this Webcast.  This program can be obtained at no charge to the user.  In addition, interested parties can access an archived version of the call, which will also be located on the Investor Information section of United Stationers’ Web site approximately two hours after the conclusion of the call and for the following two weeks.

Forward-Looking Statements

This news release contains forward-looking statements, including references to expected first quarter results, goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers that sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 70 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.    For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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